Exhibit 10.16

[GENERAL US FORM]	Grant ID: 1017

FASTBALL HOLDCO, L.P.

OPTION GRANT AGREEMENT

(CLASS BLP UNITS)

THIS OPTION GRANT AGREEMENT (CLASS BLP UNITS) (this “Agreement”) is effective as of February 9, 2020 (the “Grant Date”) by and among Fastball Holdco, L.P., a Delaware limited partnership (the “Partnership”), Bret Jardine (“Optionee”) and solely for purposes of Section 19, First Advantage Background Services Corp. (the “Service Recipient”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Partnership Agreement (as defined in Section 22 hereof).

WHEREAS, pursuant to this Agreement, the Partnership will grant to Optionee a number of non-qualified options to purchase units of the Partnership set forth below, at an exercise price per unit set forth below, in accordance with the terms and subject to the conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.    Grant of Options.

(a) Grant. Upon execution of this Agreement, the Partnership will grant to Optionee Options (as defined in the Partnership Agreement), with each Option representing the right to purchase one Class B LP Unit set forth below at an exercise price per Class B LP Unit set forth below, under the terms of the Partnership Agreement.

Number of Options	107,168

Exercise Price	$10.00

Option Period Expiration Date	10th Anniversary of Grant Date

Type of Option	Non-qualified stock option

(b) Partnership Reliance. By execution hereof, Optionee acknowledges that the Partnership is relying upon the accuracy and completeness of the representations and warranties contained herein in complying with the Partnership’s obligations under applicable securities laws.

(c) Optionee’s Representations and Warranties. In connection with the grant of the Options hereunder, Optionee hereby represents and warrants to the Partnership that:

(i)    Optionee is being granted the Options for Optionee’s own account with the present intention of holding any Securities acquired upon exercise of the Options for investment purposes and that Optionee has no intention of selling such Securities acquired upon exercise of the Options in a public distribution in violation of the federal securities laws or any applicable state or foreign securities laws. Optionee acknowledges that the Units underlying the Options have not been registered under the Securities Act or applicable state or foreign securities laws and that any Units acquired upon exercise of the Options will be issued to Optionee in reliance on exemptions from the registration requirements of the Securities Act and applicable state and foreign statutes and in reliance on Optionee’s representations and agreements contained herein.

(ii)    The execution, delivery and performance by Optionee of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (A) any law, rule or regulation applicable to Optionee, or (B) any contract to which Optionee is a party or by which Optionee or any of Optionee’s properties or assets may be bound or affected.

(iii)    Optionee is an employee of the Partnership Group.

(iv)    Optionee has had an opportunity to ask the Partnership and its representatives questions and receive answers thereto concerning the terms and conditions of the Options to be granted to Optionee hereunder and has had full access to such other information concerning the Partnership Group as Optionee may have requested in making Optionee’s decision to enter into this Agreement.

(v)    Optionee acknowledges that the Options are subject to the terms and restrictions contained in the Partnership Agreement, and Optionee has received and reviewed a copy of the Partnership Agreement.

(vi)    Optionee acknowledges that the Options are not transferable by Optionee except pursuant to the laws of descent and distribution or as may otherwise be specifically authorized by the General Partner in writing. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

(vii)    Optionee has all requisite legal capacity and authority to carry out the transactions contemplated by this Agreement and the Partnership Agreement, and the execution, delivery and performance by Optionee of this Agreement and the Partnership Agreement and all other agreements contemplated hereby and thereby to which Optionee is a party have been duly authorized by Optionee.

(viii)    Optionee has only relied on the advice of, or has consulted with, Optionee’s own legal, financial and tax advisors, and the determination of Optionee to enter into this Agreement has been made by Optionee independent of any statements or opinions as to the advisability of such action or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership Group which may have been made or given by any other Person or by any agent or employee of such Person and independent of the fact that any other Person has decided to hold Options or Units.

(ix)    Optionee is not entering into this Agreement to be granted the Options as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting, or any solicitation of a subscription by a Person not previously known to Optionee in connection with investments in Securities generally.

(d) The Partnership’s Representations and Warranties. In connection with the grant of the Options hereunder, the Partnership hereby represents and warrants to Optionee that:

(i)    The execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under any law, rule or regulation applicable to the Partnership.

(ii)    The Partnership has all requisite legal capacity and authority to carry out the transactions contemplated by this Agreement and the Partnership Agreement, and the execution, delivery and performance by the Partnership of this Agreement and the Partnership Agreement and all other agreements contemplated hereby and thereby to which the Partnership is a party have been duly authorized by the Partnership.

(e) Compensatory Arrangements. The Partnership and Optionee hereby acknowledge and agree that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Partnership Group, on the one hand, and Optionee, on the other hand.

(f) Adjustments. If there shall occur any change with respect to the outstanding Units by reason of any Distribution (other than regular cash Distributions or Tax Distributions), recapitalization, reclassification, split, reverse split or any merger, reorganization, consolidation, combination, split-up, spin-off, repurchase or exchange of Units or other Securities of the Partnership, or other similar change affecting the Units, the General Partner shall, in the manner and to the extent that it deems appropriate and equitable in its discretion as reasonably exercised, cause an adjustment to be made in the number of Options granted hereunder, the kind of Securities for which the Options are exercisable, the Exercise Price and any other terms hereunder that are affected by the event to prevent dilution or enlargement of Optionee’s rights and obligations hereunder.

2.    Vesting of Options.

(a) General. Subject to Optionee’s continued Employment through the applicable vesting date (or as otherwise provided in Sections 2(d) and (e)), the Options granted hereunder shall be subject to time and performance vesting in accordance with the terms hereof.

(b) Time Vesting. Fifty percent (50%) of the Options will be subject solely to time based vesting criteria (the “Time Options”). Subject to Optionee’s continued Employment through the applicable vesting date (or as otherwise provided in Section 2(e)), twenty percent (20%) of the Time Options shall become time vested on each of the first five (5) anniversaries of the Vesting Commencement Date. For purposes of this Agreement, the “Vesting Commencement Date” shall be January 31, 2020.

(c) Performance Vesting. The other fifty percent (50%) of the Options will be subject to both time and performance based vesting criteria (the “Performance Options”). Subject to Optionee’s continued Employment through the applicable potential vesting date (or as otherwise provided in Section 2(d)), upon each occurrence of a Realization Event, the number of Performance Options that vest will equal the excess, if any, of (i) the Total Performance Vested Option Number as of such Realization Event over (ii) the Previously Performance Vested Option Number as of such Realization Event; provided, that, as of any time, the percentage of the Performance Options that are vested shall not exceed the product of (A) the percentage of the Time Options that are vested as of such time, and (B) the MOM Percentage as of such time. Performance Options that would have vested pursuant to the preceding sentence but for the proviso thereof shall vest at such time as doing so would not violate such proviso.

(d) Termination of Employment; Forfeitures.

(i)    Upon a termination of Optionee’s Employment for any reason:

(A)

all unvested Time Options and all Performance Options that have not satisfied the time vesting condition shall be immediately forfeited for no consideration (even if such Performance Options have satisfied the performance vesting condition prior to such termination), and

(B)

any Performance Options that have satisfied the time vesting condition but not the performance vesting condition shall (x) if such termination of Employment is for any reason other than by the Partnership Group without Cause, be immediately forfeited for no consideration upon the date of such termination, and (y) solely if such termination of Employment is by the Partnership Group without Cause (and other than due to death or permanent disability), remain outstanding and be eligible to satisfy the performance vesting condition upon future Realization Events, subject to a Restrictive Covenant Violation not having occurred (the Performance Options described in this clause (B)(y), the “Post-Termination Vesting Eligible Options”). The General Partner, in its sole discretion, may, at any time during the one-year period following the date of the termination, cause the vesting (and, if applicable, forfeiture) of the Post-Termination Vesting Eligible Options to be determined based on the deemed occurrence of a hypothetical Realization Event on the date of such termination in which the Investor Group shall be deemed to have sold 100% of its interest in the Partnership for cash, cash equivalents and/or Marketable Securities based on the fair market value of such interest, as determined by the General Partner in good faith, and upon exercise of such right, the Partnership shall have the right to repurchase all Post-Termination Vesting Eligible Options that vest as a result thereof pursuant to Section 7.6 of the Partnership Agreement.

(ii)    Upon a termination of Optionee’s Employment by the Partnership Group for Cause or upon a Restrictive Covenant Violation, all vested and unvested Options will immediately terminate and be forfeited for no consideration.

(e) Discretion to Accelerate Vesting; Change of Control; Public Offering; Wind-Up.

(i)    Optionee acknowledges that the General Partner may, in its sole discretion (A) vest any and/or all of the unvested Options hereunder at such time or such other time or times and on such other conditions as the General Partner determines and (B) upon a Change of Control, provide for any of the following, including any combination thereof, with respect to all or any portion of the Options (it being understood that, except as is specifically contemplated by clause (z) of this Section 2(e)(i), in no event will any unvested Options having an Exercise Price that is in excess of the fair market value of a Unit subject thereto (as determined in good faith by the General Partner) be forfeited without the payment of consideration upon a Change of Control): (x) the Options may be continued, assumed, or have new rights substituted therefor; (y) the Options may be terminated in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value (as determined in good faith by the General Partner as of a date specified by the General Partner) of the Units subject to the Options over the aggregate Exercise Price of the Options (it being understood that, in such event, any Options having a per share Exercise Price equal to, or in excess of, the fair market value of a Unit subject thereto may be canceled and terminated without any payment or consideration therefor); and (z) if the Investor Group retains any interest in the Partnership or any successor entity following such Change of Control, all then unvested Performance Options may, in the General Partner’s sole discretion, be tested for vesting in connection with such Change of Control by deeming that the Investor Group sold 100% of its interest in the Partnership in such Change of Control for cash, cash equivalents and/or Marketable Securities, with any Performance Options that do not vest as a result of such testing being automatically forfeited for no consideration upon the consummation of such Change of Control. Optionee acknowledges and agrees that, in the event the General Partner takes any of the foregoing actions, the General Partner shall cause the Partnership to take any actions required with respect to the Options in furtherance thereof. In the event of a termination of Optionee’s Employment by the Partnership Group without Cause, which occurs during the twelve (12) month period following a Change of Control, all then-unvested Time Options shall vest in full and the time vesting condition for any Performance Options shall be deemed to have been satisfied.

(ii)    Upon or following an Initial Public Offering, for the avoidance of doubt, the General Partner may adjust the terms of the Units as provided in Section 2.9 of the Partnership Agreement, the number and/or kind of Securities for which the Options are exercisable, and/or the applicable performance vesting metrics set forth herein in a manner that the General Partner determines in good faith is reasonably equivalent to such vesting schedule set forth above in Section 2(c) (e.g., to a per share price range that the General Partner determines in good faith is generally comparable to the performance vesting criteria described herein).

(iii) Upon the Wind-Up Date, any Options that remain unvested shall be immediately forfeited for no consideration.

(f) General Partner Determinations. The General Partner shall in good faith make all determinations necessary or appropriate to determine whether the Options have vested with respect to both the time and performance vesting requirements set forth above. All computations that are to be made under this Agreement in determining whether a performance goal has be achieved shall be calculated taking into account the vesting and payment of any entitlements under outstanding incentive equity awards of the Partnership (including any amounts granted hereunder), such that, if the foregoing performance goals are achieved, but, after the vesting and payment of any entitlements under outstanding incentive equity awards of the Partnership resulting from such achievement, such performance goals would no longer be achieved, or would be achieved to a lesser extent, then such vesting shall not take effect or shall be reduced accordingly. The General Partner’s determinations shall be final, binding and conclusive upon all Persons, absent bad faith.

3. Exercise of Options.

(a) Method of Exercise. No Units shall be issued pursuant to any exercise of the Options until payment in full of the Exercise Price therefor is received by the Partnership and Optionee has paid to the Partnership an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Once vested, the Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either (a) in writing to the Partnership at its address provided in Section 9; or (b) to a third-party plan administrator as may be arranged for by the Partnership from time to time for purposes of the administration of outstanding Options, in the case of either (a) or (b), as communicated to Optionee by the Partnership from time to time.

(b) Form of Payment. The Exercise Price shall be payable: (i) in cash (by check or wire transfer); or (ii) by such other method as the General Partner may permit, in its sole discretion, including, without limitation (A) in Units valued at the fair market value at the time the Options are exercised (including, pursuant to procedures approved by the General Partner, by means of attestation of ownership of a sufficient number of Units in lieu of actual issuance of such Units to the Partnership); provided, that such Units are not subject to any pledge or other Security interest and have been held by Optionee for at least six (6) months (or such other period as established from time to time by the General Partner in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); (B) in other property having a fair market value on the date of exercise equal to the Exercise Price; (C) by means of a broker-assisted “cashless exercise” pursuant to which the Partnership is delivered (including telephonically to the extent permitted by the General Partner) a copy of irrevocable instructions to a stockbroker to sell the Units otherwise issuable upon the exercise of the Options and to deliver promptly to the Partnership an amount equal to the Exercise Price; or (D) a “net exercise” procedure effected by withholding the minimum number of Units otherwise issuable in respect of the Options being so exercised that are needed to pay the aggregate Exercise Price for such Options. Any fractional Units shall be settled in cash.

(c) Exercise of Options following Termination. In the event of: (i) Optionee’s termination of Employment by the Partnership Group for Cause or upon a Restrictive Covenant Violation, all vested and unvested Options shall immediately terminate and expire, as noted above; (ii) Optionee’s termination of Employment due to death or permanent disability (as determined by the General Partner in good faith), each outstanding vested Option shall remain exercisable for one (1) year thereafter (but in no event beyond the Option Period Expiration Date); (iii) Optionee’s termination of Employment due to Optionee’s resignation without Good Reason, each outstanding vested Option shall remain exercisable for thirty (30) days thereafter (but in no event beyond the Option Period Expiration Date), and (iv) Optionee’s termination of Employment for any other reason, each outstanding vested Option shall remain exercisable for ninety (90) days thereafter or, solely with respect to Post-Termination Vesting Eligible Options that vest in accordance with the terms of Section 2(d)(i)(B), ninety (90) days following the applicable vesting date for such Post-Termination Vesting Eligible Options (but, in either case, in no event beyond the Option Period Expiration Date).

(d) Tax Withholding. Optionee acknowledges that, regardless of any action taken by the Partnership Group, the ultimate liability for all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Partnership Group. Optionee further acknowledges that the Partnership Group (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of Options, the vesting of Options, the exercise of Options, the subsequent sale of any Units acquired pursuant to the Options and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate Optionee’s liability for Tax-Related Items. Further, if Optionee becomes subject to taxation in more than one country, Optionee acknowledges that the Partnership Group may be required to withhold or account for Tax-Related Items in more than one country.

Prior to the delivery of Units upon exercise of the Options, if Optionee’s country of residence (and country of employment, if different) requires withholding of Tax-Related Items, Optionee agrees to make adequate arrangements satisfactory to the Partnership Group to satisfy all Tax-Related Items. In this regard, the General Partner may either (i) require that Optionee pay to the Partnership or the Service Recipient, in cash, check and/or cash equivalent, the amount necessary to pay the Tax-Related Items required to be withheld or (ii) withhold a sufficient number of whole Units otherwise issuable upon exercise of the Options that have an aggregate fair market value sufficient to pay the Tax-Related Items required to be withheld with respect to the Units.

Alternatively, the Partnership Group (as determined by the General Partner in its sole discretion) may (i) withhold the Tax-Related Items required to be withheld with respect to the Units in cash from Optionee’s regular salary and/or wages, or other amounts payable to Optionee or (ii) provide for another method of withholding permitted by applicable law.

Depending on the withholding method, the Partnership Group may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates in Optionee’s jurisdiction(s), including maximum applicable rates if so determined by the General Partner in its sole discretion, in which case Optionee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent number of Units. If the obligation for Tax-Related Items is satisfied by withholding in Units, for tax purposes, Optionee is deemed to have been issued the full number of Units subject to the exercised Options, notwithstanding that a number of the Units are held back solely for the purpose of paying the Tax-Related Items.

In the event the withholding requirements are not satisfied by the method determined by the General Partner, no Units will be issued to Optionee (or Optionee’s estate) upon exercise of the Options unless and until satisfactory arrangements (as determined by the General Partner) have been made by Optionee with respect to the payment of any Tax-Related Items that the General Partner determines, in its sole discretion, must be withheld or collected with respect to such Options. By accepting the Options, Optionee expressly consents to the withholding of Units and/or withholding from Optionee’s regular salary and/or wages or other amounts payable to Optionee and/or any other method of withholding determined by the General Partner and permitted under applicable law as provided for hereunder. All other Tax-Related Items related to the Options and any Units delivered in payment thereof are Optionee’s sole responsibility.

In the event the withholding requirements are not satisfied by the method determined by the Company, no Units will be issued to Participant (or Participant’s estate) upon exercise of the Options unless and until satisfactory arrangements (as determined by the General Partner) have been made by Optionee with respect to the payment of any Tax-Related Items that the General Partner determines, in its sole discretion, must be withheld or collected with respect to such Options. By accepting the Options, Optionee expressly consents to the withholding of Units and/or withholding from Optionee’s regular salary and/or wages or other amounts payable to Optionee and/or any other method of withholding determined by the General Partner and permitted under applicable law as provided for hereunder. All other Tax-Related Items related to the Options and any Units delivered in payment thereof are Optionee’s sole responsibility.

(e) Issuance of Units. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount, the Partnership shall issue or transfer, or cause such issue or transfer, to Optionee the number of Units with respect to which the Options have been so exercised. The Units shall be uncertificated unless otherwise determined by the General Partner.

4. Compliance with Laws. Notwithstanding the foregoing, in no event shall Optionee be permitted to exercise the Options in a manner which the General Partner determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Securities of the Partnership (or the IPO Corporation, as applicable) are listed or traded.

5. Restrictions Generally. The Options and, as applicable, any Units that are issuable upon exercise of any vested Options that are exercisable are subject to the provisions of the Partnership Agreement, which agreement provides, among other things, Partnership call rights, restrictions on transfer and certain drag-along provisions with respect to the Options or Units, as applicable.

6. Joinder to Partnership Agreement. If Optionee is not already a party to the Partnership Agreement, then Optionee hereby agrees to join and become a party to, and the Partnership hereby agrees to accept Optionee as a party to, the Partnership Agreement, and this Agreement shall serve as Optionee’s joinder to the Partnership Agreement. The Partnership and Optionee each acknowledges and agrees that Optionee shall be entitled to the applicable rights and benefits, and shall be subject to the applicable obligations under the Partnership Agreement. In the event that Optionee fails to timely comply with any of Optionee’s obligations under either agreement as determined by the General Partner in its good faith discretion, Optionee may be required to immediately forfeit any or all of the Options and/or Units acquired upon exercise of the Options, outstanding at the time of such non-compliance without any consideration being paid therefor. By virtue of the grant of the Options hereunder and Optionee’s execution of this Agreement, Optionee shall be deemed to have granted a power of attorney to the General Partner in accordance with Section 10.9 of the Partnership Agreement with respect to all Options held by Optionee and Units acquired upon exercise of the Options by Optionee hereunder.

7. Restrictive Covenants.

(a) Confidentiality. During the course of Optionee’s Employment with the Partnership Group, Optionee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means the Partnership Group’s confidential and/or proprietary information and/or trade secrets that have been developed or used and that cannot be obtained readily by third parties from sources outside of the Partnership Group, including, by way of example and without limitation, all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Partnership Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Optionee agrees that Optionee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any Person, other than in the course of Optionee’s assigned duties and for the benefit of the Partnership Group, either during the period of Optionee’s Employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Partnership Group’s part to maintain the confidentiality of such information, and to use such information only during the course of Optionee’s assigned duties and for the benefit of the Partnership Group, in each case, which shall have been obtained by Optionee during Optionee’s Employment by the Partnership Group (or any predecessors). The foregoing shall not apply to information that (i) was known to Persons outside of the Partnership Group not subject to a duty, directly or indirectly, to the Partnership Group to maintain the confidentiality of such information prior to its disclosure to Optionee; (ii) becomes known to Persons outside of the Partnership Group not subject to a duty, directly or indirectly, to the Partnership Group to maintain the confidentiality of such information subsequent to disclosure to Optionee through no wrongful act of Optionee or any representative of Optionee; or (iii) Optionee is required to disclose by applicable law, regulation or legal process (provided, that, subject to Section 7(f), Optionee provides the Partnership Group with prior notice of the contemplated disclosure and reasonably cooperates with the Partnership Group at the Partnership Group’s expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and Optionee hereby agrees not to disclose the terms and conditions hereof to any Person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers, as to the latter, solely for the purpose of disclosing the limitations on Optionee’s conduct imposed by the provisions of this Section 7 who, in each case, agree to keep such information confidential.

(b) Non-Competition.

(i) In partial consideration for award of the Options, in order to forestall the disclosure or use of Confidential Information as well as to deter Optionee’s intentional interference with the contractual relations of the Partnership Group, Optionee’s intentional interference with the prospective economic advantage of the Partnership Group and to promote fair competition, Optionee agrees that during the period commencing on the Grant Date and ending on the earlier of (i) solely if any such Units were acquired prior to the date on which Optionee’s Employment terminates, the second (2nd) anniversary of the date on which Optionee and Optionee’s Permitted Transferees cease to hold any Units and (ii) the second (2nd) anniversary of the date of Optionee’s termination of Employment (the’ “Restricted Period”), Optionee shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equityholder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any Competitive Business anywhere in which the Partnership Group is engaging in the business as of the earlier to occur between, solely if any such Units were acquired prior to the date on which Optionee’s Employment terminates, the date on which Optionee and Optionee’s Permitted Transferees cease to hold any Units and the date of Optionee’s termination of Employment; provided, that nothing herein shall prohibit Optionee from being, directly or indirectly, a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as Optionee does not have any active participation in the business of such corporation.

(ii) For purposes of this Agreement, “Competitive Business” means the business conducted by the Partnership Group as of the earlier of, solely if any such Units were acquired prior to the date on which Optionee’s Employment terminates, the date on which Optionee and Optionee’s Permitted Transferees cease to hold any Units and the date of Optionee’s termination of Employment, as such business may be extended or expanded in accordance with a proposal to so extend or expand as to which any steps were taken prior to such date. Unless Optionee has become a holder of Units prior to such date, this Section 7(b) shall cease to apply on the date on which Optionee’s Employment terminates if Optionee is primarily employed by the Partnership Group in California immediately prior to such date of termination.

(c) Non-Solicitation. Optionee agrees that during the Restricted Period, Optionee shall not directly, or indirectly through another Person, for Optionee’s own account or for the account of any other Person, engage in Interfering Activities.

(d) Inventions.

(i) Optionee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Partnership Group resources and/or within the scope of Optionee’s work with the Partnership Group and that are made or conceived by Optionee, solely or jointly with others, during the period of Optionee’s Employment with the Partnership Group, or (B) suggested by any work that Optionee performs in connection with the Partnership Group, either while performing Optionee’s duties with the Partnership Group or on Optionee’s own time, but only insofar as the Inventions are related to Optionee’s work as an employee or other service provider to the Partnership Group, shall belong exclusively to the Partnership Group (or its designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). Optionee will keep full and complete written records (the “Records”), in the manner prescribed by the Partnership Group, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Partnership Group. The Records shall be the sole and exclusive property of the Partnership Group, and Optionee will surrender them upon the termination of Optionee’s Employment with the Partnership Group, or upon request. Optionee will assign to the Partnership Group the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the period of Optionee’s Employment with the Partnership Group, together with the right to file, in Optionee’s name or in the name of the Partnership Group (or its designees), applications for patents and equivalent rights (the “Applications”). Optionee will, at any time during and subsequent to the period of Optionee’s Employment with the Partnership Group, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be reasonably requested from time to time by the Partnership Group to perfect, record, enforce, protect, patent or register the rights of the Partnership Group in the Inventions, all without additional compensation to Optionee from the Partnership Group. Optionee will also execute assignments to the Partnership Group (or its designees) of the Applications, and give the Partnership Group and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the benefit of the Partnership Group, all without additional compensation to Optionee, but entirely at the expense of the Partnership Group.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Partnership Group and Optionee agrees that the Partnership Group will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Optionee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Partnership Group, Optionee hereby irrevocably conveys, transfers and assigns to the Partnership Group all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Optionee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Optionee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Optionee has any rights in the Inventions that cannot be assigned in the manner described herein, Optionee agrees to unconditionally waive the enforcement of such rights. Optionee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Optionee’s benefit by virtue of Optionee being an employee of or other service provider to the Partnership Group.

(e) Non-Disparagement. Optionee agrees not to make negative comments or otherwise disparage the Partnership Group or its officers, directors, employees, shareholders, members, agents or products, other than in the good faith performance of Optionee’s duties to the Partnership Group, while Optionee is employed by the Partnership Group and at all times thereafter. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(f) Permitted Reporting and Disclosure. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits or impedes Optionee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, otherwise communicating, cooperating, or filing a complaint with or making other disclosures or complaints to any such agency or entity that are protected under the whistleblower provisions of federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Optionee does not need the prior authorization of the Partnership to make any such reports or disclosures and Optionee is not required to notify the Partnership that Optionee has made such reports or disclosures. Notwithstanding the foregoing, under no circumstance is Optionee authorized to disclose any information covered by the Partnership’s attorney-client privilege or attorney work product or the Partnership’s trade secrets without prior written consent of the General Partner. An individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g) Reasonableness of Covenants. In signing this Agreement, Optionee gives the Partnership Group assurance that Optionee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 7. Optionee agrees that these restraints are necessary for the reasonable and proper protection of the Partnership Group and its Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Optionee from obtaining other suitable employment during the period in which Optionee is bound by the restraints. Optionee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Partnership Group and that Optionee has sufficient assets and skills to provide a livelihood while such covenants remain in force. Optionee further covenants that Optionee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7, and that Optionee will reimburse the Partnership Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if the Partnership Group prevails on any material issue involved in such dispute or if Optionee challenges the reasonableness or enforceability of any of the provisions of this Section 7. It is also agreed that any member of the Partnership Group will have the right to enforce all of Optionee’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7.

(h) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) Tolling. In the event of any violation of the provisions of this Section 7, Optionee acknowledges and agrees that the post-termination restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) Survival. The obligations contained in this Section 7 hereof shall survive the termination of Optionee’s Employment with the Partnership Group and the date on which Optionee no longer holds, directly or indirectly, any equity in the Partnership for the periods set forth in the other portions of this Section 7, and shall be fully enforceable thereafter in accordance with the terms hereof.

(k) Remedies. Optionee acknowledges and agrees that the Partnership’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7 would be inadequate and, in recognition of this fact, Optionee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership, without posting any bond or other Security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

8. Entire Agreement; Amendments. This Agreement, together the Partnership Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties hereto relating to such subject matter. No modification, amendment or waiver of any provision of this Agreement shall be effective against the Partnership or Optionee unless such modification, amendment or waiver is approved in writing by the Partnership and Optionee; provided, that the Partnership may modify amend or waive any provision of this

Agreement without the consent of Optionee unless such amendment, modification or waiver would adversely affect the rights of Optionee hereunder and the Partnership and the Service Recipient may modify Section 19 in a writing approved by both such parties (with no approval required from Optionee).

9. Notices. Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, email, properly addressed as follows:

(a) If such notice is to the Partnership, to:

STG-Fairway Holdings, LLC c/o First Advantage 1 Concourse Parkway NE, Suite 200
Atlanta, GA 30328
Email: bret.jardine@fadv.com
Attention: General Counsel, Bret Jardine

With a copy, which shall not constitute notice, to:

Silver Lake Partners
55 Hudson Yards
550 West 34th Street, 40th Floor
New York, NY 10001
Facsimile:	(212) 981-3564
Email:	andy.schader@silverlake.com
Attention:	Andrew Schader

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile:	(212) 455-3232
Attention:	Kathryn King Sudol
Email:	ksudol@stblaw.com

or at such other address as the Partnership, by notice to Optionee, shall designate in writing from time to time.

(b) If such notice is to Optionee, at Optionee’s address as shown on the Partnership’s records, or at such other address as Optionee, by notice to the Partnership, shall designate in writing from time to time.

10. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11. Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any state or federal court in respect thereof, shall be brought in any state or federal court sitting in the State of Delaware, and each of the Partnership and Optionee hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the Partnership and Optionee hereby irrevocably waives, to the fullest extent permitted by applicable law, any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and hereby further irrevocably waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Each of the Partnership and Optionee hereby waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

12. Compliance with Laws. The grant of the Options pursuant to this Agreement (and the issuance of any Units upon the exercise of any such Options) shall be subject to, and shall comply with, any applicable requirements of any United States and non-United States federal and state securities laws, rules and regulations and any other law or regulation applicable thereto. The Partnership shall not be obligated to grant the Options pursuant to this Agreement (or issue any such Units upon the exercise of such Options) if any such grant (or issuance) would violate any such laws, rules or regulations.

13. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Partnership and its successors and assigns. Optionee shall not assign or otherwise transfer any of Optionee’s rights under this Agreement without the prior written consent of the Partnership.

14. Rights of Optionee. Nothing in this Agreement shall interfere with or limit in any way the right of the Partnership Group to terminate Optionee’s Employment at any time (with or without Cause), nor confer upon Optionee any right to continue in the employ of the Partnership Group for any period of time or to continue Optionee’s present (or any other) rate of compensation. Nothing in this Agreement shall interfere with or limit in any way the right of Optionee to cease Optionee’s Employment with the Partnership Group at any time.

15. Acknowledgment of Optionee. The award of the Options does not entitle Optionee to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of Optionee’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Execution by telecopy, telefax, email attachment or other means of electronic transmission shall be deemed an original execution and given full legal effect.

17. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

18. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

19. Tax Treatment. The Partnership and Service Recipient agree that the Options granted to Optionee hereunder shall be with respect to services provided to and for the benefit of the Service Recipient. Accordingly, the Partnership and the Service Recipient agree that (a) the Service Recipient shall acquire and deliver any Units and/or make any cash payments required to be delivered or paid to Optionee as compensation in connection with the Options and (b) the Service Recipient shall be entitled to any corresponding income tax deduction related to the delivery or payment of such amounts.

20. Market Stand-Off. If requested by the Partnership, the IPO Corporation, or a lead underwriter of any Public Offering (a “Lead Underwriter”), Optionee shall irrevocably agree, and by execution of this Agreement shall irrevocably be deemed to have agreed, not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge, or otherwise Transfer or dispose of, any interest in any Units or shares of the IPO Corporation or any Securities convertible into, derivative of, or exchangeable or exercisable for such Units or shares, or any other rights to purchase or acquire Units or shares (except shares of the IPO Corporation included in such Public Offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Partnership or the IPO Corporation filed under the Securities Act that a Lead Underwriter shall specify (the “ Lock-up Period”). Optionee hereby further agrees to sign such documents as may be requested by a Lead Underwriter, the Partnership, or the IPO Corporation to effect the foregoing and agrees that the Partnership or the IPO Corporation may impose stop transfer instructions with respect to Units or shares of the IPO Corporation acquired pursuant to this Agreement until the end of such Lock-up Period.

21. Employment Agreement Amendment. Optionee hereby agrees that the definition of “Cause” in Optionee’s employment agreement with the Company or its Subsidiaries or Affiliates in effect on the date hereof is hereby amended effective as of the date hereof to provide that a Restrictive Covenant Violation shall also constitute “Cause.”

22. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Aggregate Proceeds” means, with respect to the Investor Group (and without duplication), the (i) aggregate cash or cash equivalents received for all Cash Liquidity Events prior to and including (if applicable) the applicable Realization Event, (ii) the aggregate Market Value (calculated as of the date of the relevant In Kind Distribution) of the Securities distributed in all In Kind Distributions prior to and including (if applicable) the applicable Realization Event, (iii) the aggregate Market Value (calculated as of the date of such Exchange Realization Event) of the Marketable Securities received in all Exchange Realization Events prior to and including (if applicable) such Realization Event and (iv) the amount of (A) all Distributions received through and including (if applicable) the date of such Realization Event minus (B) the amount of all Tax Distributions as of such date, in each case, calculated after deducting any commercially reasonable fees, expenses, discounts or similar amounts paid or owed by the Investor Group to a third party in respect of each such Realization Event. For the avoidance of doubt, any payments received by a party pursuant to a tax receivables agreement or other monetization of tax assets shall not constitute “Aggregate Proceeds”.

(b) “Business Relation” means any current or prospective partner, client, customer, licensee, supplier, or other business relation of any member of the Partnership Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Optionee transacted business or whose identity became known to Optionee in connection with Employment with the Partnership Group.

(c) “Cost of Units Transferred” means, with respect to any Realization Event, (i) the per Unit cost, as determined in good faith by the General Partner, of the Units acquired by the Investor Group at any time (excluding any acquisition from a member or former member of the Investor Group) multiplied by (ii) the number of Investor Units (or, without duplication, the equivalent thereof in Public Investor Securities, as applicable) disposed of in all Realization Events up to and including such Realization Event. In the event that members of the Investor Group have acquired Units at different per Unit prices as of any Realization Event, for purposes of clause (i), the weighted average cost of acquisition as of such Realization Event shall be used.

(d) “Employment” means (i) Optionee’s employment if Optionee is an employee of the Partnership Group, (ii) Optionee’s services as a consultant, if Optionee is a consultant to the Partnership Group, and (iii) Optionee’s services as a non-employee manager, if Optionee is a non-employee member of the Board of Managers of the General Partner.

(e) “Interfering Activities” means (i) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Partnership Group to terminate such Person’s employment with or services to (or in the case of a consultant, materially reducing such services to) the Partnership Group, (ii) hiring any individual who was employed by the Partnership Group within the six (6) month period prior to the date of such hiring, or (iii) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Partnership Group, or in any way interfering with the relationship between any such Business Relation and the Partnership Group. Unless Optionee has become a holder of Units prior to such date, clauses (ii) and (iii) of this definition shall cease to apply on the date on which Optionee’s Employment terminates if Optionee is primarily employed by the Partnership Group in California immediately prior to such date of termination.

(f) “Investor Group” means (i) the Initial SLP Investors, (ii) any other Person that is a direct or indirect transferee of Investor Units from any Person described in clause (i), except for a transfer of Investor Units upon a Realization Event, or (iii) upon any liquidation or any other distribution of any Person described in clause (i) or (ii), each of the partners, members or equity holders of any such Person.

(g) “Investor Units” means the Units beneficially owned by the Investor Group or any Securities (other than Public Investor Securities) received by the Investor Group in respect thereof (other than in a Realization Event).

(h) “Marketable Securities” means Securities publicly traded on a national securities exchange or the Nasdaq Global Market that (i) are not subject to any of the following: (A) contractual limitations on sale, (B) limitations on sale arising from the need to comply with applicable securities laws relating to insider trading or any insider trading policy of the applicable issuer, or (C) limitations on sale pursuant to securities laws, including limitations pursuant to Rule 144 or Rule 145 promulgated under the Securities Act, and (ii) represent, together with all of Securities of the applicable issuer held by the Investor Group, not more than 10% of the outstanding shares of such issuer.

(i) “Market Value” means, with respect to Marketable Securities, the average of the daily closing prices for ten (10) consecutive trading days ending on the last full trading day on the exchange or market on which such Securities are traded or quoted. The closing price for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (i) on the principal national securities exchange on which shares of the applicable Security are listed or to which such shares are admitted to trading, or (ii) if the shares of the applicable Security not listed or admitted to trading on a national securities exchange, on the Nasdaq National Market or any comparable system, as applicable.

(j) “MOM Percentage” means, with respect to any Realization Event, if: (i) the Aggregate Proceeds divided by the Cost of Units Transferred equals 2.0 or less, 0%; (ii) the Aggregate Proceeds divided by the Cost of Units Transferred equals 3.0 or greater, 100%; and (iii) if the Aggregate Proceeds divided by the Cost of Units Transferred equals a number that is greater than 2.0 but less than 3.0, a percentage between 0% and 100% to be determined using straight-line linear interpolation.

(k) “Partnership Agreement” means that certain Amended and Restated Limited Partnership Agreement of the Partnership, dated as of January 31, 2020, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

(l) “Partnership Group” means the Partnership and/or any of its Subsidiaries or Affiliates, as the context may require.

(m) “Previously Performance Vested Option Number” means, (i) with respect to the first Realization Event, zero and (ii) as of any subsequent Realization Event, the Total Performance Vested Option Number as of the immediately preceding Realization Event.

(n) “Public Investor Securities” means Securities of the Partnership or other IPO Corporation of the class that were issued or sold to the public in connection with a Public Offering and which are beneficially owned by the Investor Group.

(o) “Realization Event” means any transaction or other event in which (i) Investor Units or Public Investor Securities are transferred by any member of the Investor Group to a Person that is not part of the Investor Group for cash or cash equivalents (each such event, a “Cash Liquidity Event”); (ii) Investor Units or Public Investor Securities are distributed by the Investor Group in kind to its partners and/or members (other than to any Permitted Transferee), (each such event, an “In Kind Distribution”); or (iii) Investor Units or Public Investor Securities are exchanged by the Investor Group for Marketable Securities other than Public Investor Securities (each such event, an “ Exchange Realization Event”); provided, that if Investor Units or Public Investor Securities are exchanged by the Investor Group for Securities which are not yet Marketable Securities (other than Public Investor Securities), the Exchange Realization Event shall occur as and when such Securities become Marketable Securities.

(p) “Realization Percentage” means, as of the date of a Realization Event, a fraction (expressed as a percentage) determined by dividing (i) the aggregate number of Investor Units (or Public Investor Securities, without duplication) transferred, exchanged or distributed in all Realization Events prior to and including such Realization Event, by (ii) the number set forth in clause (i) of this definition plus the total number of Investor Units (or Public Investor Securities, without duplication) beneficially owned by the Investor Group after giving effect to such Realization Event.

(q) “Total Performance Vested Option Number” means, as of any Realization Event, (i) the total number of Performance Options issued hereunder, multiplied by (ii) the Realization Percentage as of such Realization Event, multiplied by (iii) the MOM Percentage as of such Realization Event.

(r) “Wind-Up Date” means the earlier of (i) the first date on which the Investor Group no longer holds any equity securities of the Partnership and no longer holds any equity interest received in respect of any such equity securities held or previously held by the Investor Group (other than Marketable Securities issued in exchange for the sale of equity securities of the Partnership) or is deemed to no longer hold such securities as contemplated by the last sentence of Section 2(d)(i)(B), or (ii) a sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all of the Partnership’s assets to a Person not affiliated with the Investor Group.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO OPTION GRANT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FASTBALL HOLDCO, L.P.

By:	/s/ Scott Staples

Name:	Scott Staples
Title:	Member of the Board of Managers

Solely for purposes of Section 19:

First Advantage Background Services Corp.

By:	/s/ Scott Staples

Name:	Scott Staples
Title:	Chief Executive Officer, First
Advantage Corporation and its Subsidiaries

SIGNATURE PAGE TO OPTION GRANT AGREEMENT

(continued)

OPTIONEE

/s/ Bret Jardine
Optionee’s Signature

Optionee’s Address

1071 FIELDSTONE TRAIL
MILTON, GA 30004

State of Residence: GA
(for purposes of the spousal consent set forth
on Exhibit A attached hereto)

EXHIBIT A

SPOUSAL CONSENT

The undersigned spouse of Optionee hereby acknowledges that I have read the foregoing Option Grant Agreement executed by Optionee as of the date hereof and that I understand its contents. I am aware that the foregoing Option Grant Agreement, together with the Partnership Agreement (as defined in the Option Grant Agreement), imposes restrictions on the options granted thereunder (including, without limitation, restrictions on transfer). I agree that my spouse’s interest in these options is subject to these restrictions and any interest that I may have in such options shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by this instrument.

Spouse’s Signature: /s/ Tracy L. Jardine

Print Name: Tracy L. Jardine

Dated: 2/14/20

Witness’ Signature: /s/ Bret Jardine

Print Name: Bret Jardine

Dated: 2/14/20